Exhibit 16.1


                                             Child, Sullivan & Company
                                         1284 W. Flint Meadow Dr. Suite D
                                                Kaysville, UT 84037



October 7, 2005



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of the Form 8-K Current Report dated October 7, 2005 of Clemmy Technologies Corp. and are in agreement with the statements contained in the first paragraph of a) and b) of that Item as they pertain to Child, Sullivan & Company. We have no basis to agree or disagree with any other statements contained therein.


Very truly yours,


/s/  Child, Sullivan & Company
  ----------------------------
Child, Sullivan & Company